EXHIBIT 99.(i).1

CHARTER OF THE AUDIT COMMITTEE OF THE
BOARD OF DIRECTORS

1. Mission Statement

The Audit Committee serves as the principal agent of the Board of Directors in fulfilling the Board's oversight responsibilities with respect to the integrity of the Company's financial reporting, the independent auditor's qualifications and independence, the Company's systems of internal controls, the functioning of the Company's Internal Audit Department and the Company's procedures for establishing compliance with legal and regulatory requirements.

2. Responsibilities and Duties

The Committee's responsibility is oversight, and it recognizes that the Company's management is responsible for preparing the Company's financial statements. Additionally, the Committee recognizes that financial management (including the internal audit staff), as well as the independent accountants, have more knowledge of accounting and auditing requirements and more detailed information about the Company than do the members of the Committee; consequently, in carrying out its oversight responsibilities the Committee is not providing any expert or special assurance as to the Company's financial statements or any professional certification as to the independent accountants' work.

3. Membership

The Audit Committee (the Committee) shall be comprised of at least three independent directors (in accordance with the independence standards adopted from time to time by the NYSE and SEC). The members of the Committee shall be appointed by the Board of Directors and shall be persons who are financially literate, in the judgment of the Board of Directors. At least one of the members of the Committee shall be a person who, in the judgment of the Board of Directors, has accounting or financial management expertise. At least one of the members of the Committee shall be a person who, in the judgment of the Board of Directors, is qualified to serve as an audit committee financial expert under NYSE and SEC rules.

4. Meetings and Discussions

Generally, the Audit Committee shall hold formal meetings prior to each quarterly meeting of the Board of Directors and telephone meetings with the Company's Chief Financial Officer and the independent accountants prior to the release of quarterly financial results. Additional meetings, either in person or by telephone, may be held from time to time as determined by the Chair of the Committee. In addition, members of the Audit Committee are free to contact members of management including financial managers, compliance managers, the Director of Internal Audit, the Senior Vice President for Risk Management, the Company's internal and outside counsel and the Company's independent accountants whenever they consider appropriate; the Committee may request reports or presentations at Committee Meetings from any of these individuals. The Committee shall meet periodically with senior management responsible for the Company's financial reporting.

5. Financial Reporting Oversight; Relationship with Company's Independent Accountants

a. The Company's independent accountants are ultimately accountable to the Board of Directors, as representative of the Company's shareholders. The Audit Committee exercises the responsibility of the Board of Directors in that oversight role.

b. The Audit Committee shall be directly responsible for the appointment, retention, compensation, and oversight of the work of the independent accountants employed by the Company (including resolution of disagreements between management and the auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. In that connection, the independent accountants shall report directly to the Audit Committee and the Committee shall determine appropriate funding for payment of compensation to the Company's independent accountants.

c. In connection with the appointment and reappointment of the independent accountants, the Committee shall review their independence and obtain written disclosures from them regarding all relationships with the Company that could affect their independence. In that connection at least annually the Committee shall obtain and review a report by the independent accountants describing: the firm's internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (to assess their independence) all relationships between the independent accountants and the Company.

d. The Audit Committee shall approve in advance any audit and non-audit services, including tax services, to be performed for the Company by its independent accountants, except for services that were not recognized at the time of the engagement to be non-audit services and for which the compensation does not exceed 5% of the total revenues paid to the independent accountants by the Company during the fiscal year; provided, however, that such "de minimis" services are approved by the Audit Committee or one or more members to whom authority has been granted to make such approval prior to completion of the services. In that connection, the Committee shall receive from the independent accountants, at least annually, a written statement setting out all relationships between them and the Company and the fees paid for those services.

e. The Committee shall meet with the independent accountants on a regular basis, as it determines appropriate. At least once a year, the Committee shall meet with representatives of the independent accountants without the presence of management representatives.

f. The Committee, or one of its members, shall meet with the representatives of the independent accountants prior to commencement of the annual audit in order to review the audit scope and approach, and any specific areas of risk that the auditors propose to focus on.

g. Following conclusion of the year-end audit, but prior to release of the financial statements, the Committee, or one of its members, shall discuss with representatives of the independent accountants the financial statements and the results of the audit, including any disagreements with management regarding audit scope or accounting presentation.

h. Prior to release of the financial results and related press releases for each quarter and the fiscal year the Committee, or one of its members, shall review them with management and representatives of the independent accountants, and shall review with them the "Management's Discussion and Analysis" section of the Company's filings with the SEC. The Committee shall also discuss financial information and any earnings guidance provided to rating agencies and analysts.

i. At least annually, the Committee shall review with representatives of the independent accountants their judgments concerning the quality of the Company's accounting principles as reflected in its financial reporting, whether those principles are consistent with industry standards or represent minority positions, and the clarity of disclosure of information. The Committee shall also review with the independent accountants their views regarding any significant estimates made by management which are reflected in the financial statements.

In that connection, the Audit Committee shall review with the independent accountants:

(1) All critical accounting policies and practices to be used;

(2) All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management officials of the Company, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent accountants; and

(3) Other material written communications between the independent accountants and the management of the Company, such as any management letter or schedule of unadjusted differences.

Based on the review and discussions described above, the Committee shall recommend to the Board of Directors whether the financial statements should be included in the Annual Report on Form 10-K.

j. The Committee shall discuss, at least annually, the adequacy of the Corporation's internal controls with the Internal Audit Department, the independent auditor and management, including, without limitation, reports regarding (a) significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting, (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Corporation's internal control over financial reporting, and (c) recommendations to improve the Company's internal control structure and operational efficiency.

The Committee shall review and discuss, as appropriate, any special audit steps implemented by management to address any deficiencies.

k. The Committee shall approve in advance any proposed hiring by the Company of an employee or former employee of the Company's independent accountants.

6. Oversight of the Internal Audit Department and Internal Controls

a. The Committee shall have oversight responsibility with respect to the Company's Internal Audit Department. In that connection, the Committee shall maintain regular contact with the Director of Internal Audit and meet with her/him at least once a year without the presence of management representatives.

b. The Committee shall receive and review reports from the Internal Audit Department with respect to the results of audits undertaken and management's response to recommendations from the Department. The Committee shall have the authority to direct the Internal Audit Department to undertake specific projects, including review of specific departments of the Company.

c. The director of internal audit shall have access to the members of the Audit Committee on a direct basis as necessary, and shall attend meetings of the Committee as requested by the Committee.

7. Risk Management

a. The Committee shall have oversight responsibility with respect to Company Management's responsibilities to assess and manage the Company's key risks, including market, credit, liquidity, funding, operational and reputational risk. The Committee's role also includes oversight of the Company's risk governance structure and the performance of the Company's Chief Risk Officer.

b. The Committee shall receive and review reports from the Chief Risk Officer regarding the major risk exposures of the Company and its business units. Specifically, the Committee shall review the Enterprise Risk Management Report, review the pertinent risk parameters for RJF's most important risks and review and approve corporate risk assessment and management procedures.

c. The Chief Risk Officer shall have access to the members of the Audit Committee on a direct basis as necessary and shall attend meetings of the Committee as requested by the Committee.

8. Oversight of the Compliance Departments of Major Subsidiaries and Divisions, and Legal and Regulatory Matters

a. The Committee shall receive reports from the Company's Chief Compliance Officer regarding activities of the compliance directors of the broker-dealers and major subsidiaries and divisions of the Company. At least once a year, the compliance directors shall submit reports to the Committee on activities undertaken during the year, any regulatory problems encountered and regulatory issues that may affect the Company in the future.

b. The Committee shall receive regular reports from the Company's General Counsel regarding material legal and regulatory matters.

9. Other Responsibilities

a. The Committee shall establish and review procedures for:

(1) The receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and

(2) The confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

b. At least annually, the Committee shall receive reports from Senior Financial Officers of the Company regarding their compliance with the code of ethics for Senior Financial Officers. The Committee shall report material violations of the Code of Ethics that are brought to their attention to the Board of Directors with a recommendation for appropriate action.

c. At least annually, the Committee shall review with the Company's Chief Executive Officer and Chief Financial Officer the certifications they sign in SEC reports regarding the Company's disclosure controls, the design and operation of the Company's internal controls and any material weaknesses they have identified, or any fraud involving management or other employees they have identified during the course of their review of the Company's controls.

d. The Committee shall prepare an annual report to be included in the Company's annual proxy statement to shareholders.

10. General

a. In exercising its oversight responsibility, the Committee shall have access to members of management and may inquire into any issues that it considers to be of material concern to the Committee or the Board of Directors.

b. The Committee shall have authority to conduct or authorize investigations into any matters within its scope of responsibilities and to retain advisers, including counsel and other professionals, to assist in the conduct of any investigation and determine their compensation.

c. The Committee shall report regularly to the Board of Directors with respect to its activities.

d. The Committee shall review this charter annually and make changes as it considers appropriate.

e. The Committee shall participate in an annual performance evaluation of its activities by the Board of Directors.

As amended by the Audit Committee of the Board of Directors on 11/28/2012

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